PURCHASE AGREEMENT


                  PURCHASE AGREEMENT (the "Agreement") dated as of January 20, 2000 between PAINE WEBBER GROUP INC., a Delaware corporation (the "Company"), and (the "Employee").

                  WHEREAS, the Employee wishes to purchase from the Company, and the Company wishes to issue and sell to the Employee, ___ of the Company's 6.25% Convertible Debentures Due 2007 (the "Debenture" or "Debentures") in the aggregate principal amount of $ on the terms set forth herein; and

                  WHEREAS, the Company has duly authorized the issuance to the Employee of the Debenture substantially in the form being issued and delivered to the Employee simultaneously with the execution and delivery of this Agreement;

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

                  1.       SALE OF DEBENTURE

                           In reliance on the representations and agreements
contained herein, simultaneously with the execution and delivery of this Agreement by the parties hereto the Employee is purchasing from the Company, and the Company is issuing and selling to the Employee, ___ Debentures at a purchase price of $________ (the "Purchase Price"). In payment therefor, the Employee is delivering to the Company a promissory note in an amount equal to 100% of the Purchase Price. The principal amount due on Note is non-recourse and the interest thereon is recourse.

                  2.       REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE

                           The Employee hereby represents and warrants that:

                  2.1 Investment Intent. The Debenture, the shares of Series A Convertible Redeemable Preferred Stock, liquidation value $38.1875 per share, of the Company (the "Preferred Stock") issuable upon conversion of the Debenture, and the shares of Common Stock, $1.00 par value per share, of the Company (the "Common Stock") issuable upon conversion of the Preferred Stock are being or will be acquired by the Employee solely for his own account for investment and not with a view to, or any present intention of, distribution thereof.

                  2.2 Nature of Employee. The Employee has such knowledge in business and financial matters that he is capable of evaluating the merits and risks of his investment in the Debenture, the Preferred Stock and the Common Stock and has had an opportunity to ask questions concerning the Company and the Debenture, the Preferred Stock and the Common Stock. The Employee has previously been provided with the most recent copies of the Company's proxy statement, its Annual Report on Form 10-K for the fiscal year ending December 31, 1999 and the 10(a) Prospectus, dated April 26, 2000 describing this offering of Debentures.


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                  3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                           The Company represents and warrants that:

                  3.1 Existence and Authority. The Company (i) is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and (ii) has all requisite power and authority to enter into this Agreement, to issue the Debentures and to carry out its obligations under this Agreement and the Debentures.

                  3.2 No Conflict. The execution, delivery and performance of this Agreement and the Debentures do not and will not conflict with, violate or result in a default under the certificate of incorporation or by-laws of the Company or any other agreement or instrument to which the Company is a party or by which it or any of its property is bound or any law or regulation or require the consent of any governmental body or other regulatory authority.

                  3.3 No Default. No default has occurred and is continuing and no condition exists that, upon the issuance of the Debentures, would constitute an Event of Default (as defined in the Debenture) or, with the lapse of time or the giving of notice or both, would become an Event of Default.

                  3.4 Corporate Proceedings.

                           (a) The Company has taken all corporate actions
necessary to be taken by it to authorize the execution and delivery of this Agreement, the issuance and delivery of the Debentures and the performance by it of all obligations on its part to be performed under this Agreement and the Debentures.

                           (b) The Company shall take all corporate action
necessary to be taken by it to establish the Preferred Stock, having the terms specified in Exhibit A hereto, and to reserve sufficient shares of Preferred Stock for issuance upon conversion of the Debentures. The shares of Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable.

                           (c) The Company shall reserve sufficient shares of
Common Stock, whether authorized but unissued or issued but not outstanding, for issuance upon conversion of the Preferred Stock that will become issuable on or after such dates upon conversion of the Debentures. The shares of Common Stock to be issued upon conversion of the Preferred Stock, when issued, will be duly and validly issued and fully paid and nonassessable.

                  4.  RESTRICTIONS ON TRANSFER

                  4.1 Securities Act of 1933. The Debenture and the shares of Preferred Stock and Common Stock issuable upon conversion of the Debenture and the Preferred Stock, respectively, may not be sold, transferred or otherwise disposed of until a registration statement, filed by the Company pursuant to the 1933 Act with respect to such security is declared effective.

                  4.2 Limited Transfer of Debenture and Preferred Stock. The Debenture and the shares of Preferred Stock issuable upon conversion of the Debenture may not be sold, pledged,


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transferred or otherwise disposed of, except that they (a) may be transferred by will or pursuant to the laws of descent and distribution, and (b) may be pledged as security for funds borrowed to finance or refinance the purchase of the Debenture.

                  4.3 Transferees of Debenture and Preferred Stock. All subsequent holders of the Debenture and the shares of Preferred Stock issuable upon conversion of the Debentures shall be subject to this Agreement and shall succeed to all the rights and obligations of the Employee hereunder.


                  5.       COMPANY COVENANTS

                           The Company covenants and agrees that as long as the
Debenture remains outstanding the Company shall refrain from taking any action, by amendment of its certificate of incorporation or otherwise, that would impair the rights of the holders of Preferred Stock (whether or not any Preferred Stock is at the time outstanding).

                  6.       DEFINITIONS

                           "Event of Default" shall mean one of the Events of
Default enumerated under the heading "Events of Default; Acceleration" in the Debenture.

                           "Person" shall mean any corporation, banking
corporation or association, partnership, trust, estate, individual, unincorporated business entity or government or agency or political subdivision thereof.

                           "Subsidiary" shall mean any corporation, association
or other business entity which is required to be consolidated with the Company under generally accepted accounting principles.

                  7        MISCELLANEOUS

                  7.1 Replacement of Debenture. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of the Debenture and, in the case of such mutilation, upon surrender or cancellation of such Debenture, the Company, at its expense, shall execute and deliver in lieu thereof a new Debenture of like tenor dated the date to which interest shall have been paid on such Debenture or, if no interest shall have been so paid, then dated the date of such Debenture.

                  7.2 Amendment or Waiver. Any amendment or modification of this Agreement must be in writing and signed by both the Employee and an authorized officer of the Company. A waiver of any provision of this Agreement must be in writing and signed by the Employee or an authorized officer of the Company, as the case may be. No waiver by the Company or the Employee of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.


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                  7.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  7.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of

If to the Company:         Paine Webber Group Inc.
                           1285 Avenue of the Americas
                           New York, New York 10019

                           Attention: Matthew Levitan

If to the Employee:        To the Employee at his address as it appears
                           in the records of the Company

                  7.5 Headings. The section headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or construction of this Agreement.

                  7.6 Counterparts. This Agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same agreement.

                  7.7 Choice of Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

                  7.8 Successors and Assigns. Except as otherwise expressly indicated herein, this Agreement is intended to inure to the benefit of and be enforceable by the Employee and his beneficiary, estate or other legal representative and permitted assigns and the Company and its successors and assigns.



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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                     PAINE WEBBER GROUP INC.



                                     By:
                                        ----------------------------------
                                     Title:




                                                     [Employee]